Exhibit 3.1

English translation of the

STATUTEN	ARTICLES OF ASSOCIATION

der	of

Tyco International Ltd.	Tyco International Ltd.

(Tyco International AG)	(Tyco International AG)

(Tyco International SA)	(Tyco International SA)

Artikel 1: Firma, Sitz und Dauer der Gesellschaft	Article 1: Corporate Name, Registered Office and Duration

Unter der Firma	Under the corporate name

Tyco International Ltd.	Tyco International Ltd.

(Tyco International AG)	(Tyco International AG)

(Tyco International SA)	(Tyco International SA)

besteht eine Aktiengesellschaft gemäss Art. 620 ff. OR mit Sitz in Schaffhausen, Schweiz. Die Dauer der Gesellschaft ist unbeschränkt.	a Company exists pursuant to art. 620 et seq. of the Swiss Code of Obligations having its registered office in Schaffhausen, Switzerland. The duration of the Company is unlimited.

Artikel 2: Zweck	Article 2: Purpose

(1) Zweck der Gesellschaft ist der Erwerb, das Halten, die	(1) The business purpose of the Company is to acquire,

Verwaltung, die Verwertung und der Verkauf, ob direkt oder indirekt, von Beteiligungen an Industrie- und Handels-Unternehmen in der Schweiz und im Ausland. Die Gesellschaft kann direkt oder indirekt Liegenschaften, Patente, Schutzmarken, technisches und industrielles Know-How und andere immaterielle Rechte und Immaterialgüterrechte erwerben, halten, bewirtschaften, belasten, verwerten und verkaufen und darf zudem technische und administrative Beratungsdienstleitungen anbieten.

hold, manage, exploit and sell, whether directly or indirectly, participations in industrial and commercial businesses, whether in Switzerland or abroad. The Company may acquire, hold, manage, mortgage, exploit and sell, whether directly or indirectly, real estate, patents, trademarks, technical and industrial know how, and other intangible and intellectual property rights, and may provide technical and administrative consultancy services.

(2) Die Gesellschaft kann alle Geschäfte tätigen und Massnahmen treffen, die geeignet sind, den Zweck der Gesellschaft zu fördern oder mit dem Zweck im Zusammenhang stehen.	(2) The Company may engage in all types of transactions and may take all measures that appear appropriate to promote the purpose of the Company or that are related thereto.

Artikel 3: Aktienkapital	Article 3: Share Capital

(1) Das Aktienkapital der Gesellschaft beträgt CHF 3’867’911’465.07 und ist eingeteilt in 479’295’101 Namenaktien im Nennwert von CHF 8.07 je Aktie. Das Aktienkapital ist vollständig liberiert.	(1) The share capital of the Company amounts to CHF 3,867,911,465.07 and is divided into 479,295,101 registered shares with a nominal value of CHF 8.07 per share. The share capital is fully paid-in.

(2) Auf Beschluss der Generalversammlung können jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umgewandelt werden.	(2) Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares, at any time.

Artikel 4: Genehmigtes Aktienkapital	Article 4: Authorized Share Capital

(1) Der Verwaltungsrat ist ermächtigt das Aktienkapital in einem oder mehreren Schritten bis zum 12. März 2011 im Maximalbetrag von CHF 1’933’955’728.50 durch Ausgabe von	(1) The Board of Directors is authorized to increase the share capital, in one or several steps until 12 March 2011, by a maximum amount of CHF 1,933,955,728.50

höchstens 239’647’550 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 8.07 je Aktie zu erhöhen. Eine Kapitalerhöhung ist zulässig (i) durch Festübernahme durch ein Finanzinstitut, eine Gruppe von Finanzinstituten oder andere Drittparteien gefolgt von einem Angebot an die zu diesem Zeitpunkt existierenden Aktionäre sowie (ii) in Teilbeträgen.

by issuing a maximum of 239,647,550 fully paid up Shares with a par value of CHF 8.07 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

(2)           Der Verwaltungsrat bestimmt den Zeitpunkt der Ausgabe, den Ausgabepreis, die Art der Liberierung, den Zeitpunkt der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der nicht ausgeübten Bezugsrechte. Der Verwaltungsrat kann eingeräumte jedoch nicht ausgeübte Bezugsrechte von der Kapitalerhöhung ausschliessen, er kann diese zuteilen, diese zu marktüblichen Konditionen verkaufen oder diese anderweitig im Interesse der Gesellschaft nutzen.

(2)           The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

(3) Der Verwaltungsrat ist ermächtigt, Bezugsrechte der Aktionäre auszuschliessen oder zu limitieren und diese Dritten zuzuweisen,	(3) The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties:

(a) wenn der Ausgabepreis der neuen Aktien dem Marktpreis entspricht; oder	(a) if the issue price of the new Shares is determined by reference to the market price; or

(b) für den Erwerb von Unternehmen, Unternehmensteilen oder Beteiligungen, oder für die Finanzierung oder Refinanzierung solcher Transaktionen, oder für die

(b)     for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the

Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder	Company; or

(c)     zur Erweiterung des Aktionariats der Gesellschaft in gewissen Finanz- oder Kapitalmärkten, zum Zwecke der Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an in- und ausländischen Börsen; oder

(c)     for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

(d)     zur Gewährung einer Mehrzuteilungsoption (Greenshoe) in der Höhe von bis zu 20% der gesamten Aktien im Rahmen einer Aktienplatzierung oder einem Verkauf von Aktien an die jeweiligen Ersterwerber oder Zeichner; oder

(d)     for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or

(e)     für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitgliedern der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die im Interesse der Gesellschaft oder einer Tochtergesellschaft Dienstleistungen erbringen; oder

(e)     for the participation of members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries; or

(f)      nachdem ein Aktionär oder eine Aktionärsgruppe eine Beteiligung von über 15% des im Handelsregister eingetragenen Aktienkapitals aufgebaut hat, ohne in diesem Zusammenhang den übrigen Aktionären ein vom Verwaltungsrat unterstütztes Übernahmeangebot unterbreitet zu haben, oder, im Hinblick auf die Abwehr eines gegenwärtigen, angedrohten oder möglichen Übernahmeangebots, welches vom Verwaltungsrat nach Konsultation eines unabhängigen Finanzberaters den Aktionären nicht zur Annahme empfohlen wurde, da der Verwaltungsrat nicht der Ansicht war, dass das

(f)      following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser retained by it, has not recommended to

Übernahmeangebot gegenüber den Aktionären als finanziell fair anzusehen ist.	the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.

(4)           Der Erwerb von Namenaktien aus genehmigtem Kapital für allgemeine Zwecke sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 8 der Statuten.

(4)           The acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 5: Bedingtes Aktienkapital für Anleihensobligationen und ähnliche Instrumente der Fremdfinanzierung	Article 5: Conditional Share Capital for Bonds and Similar Debt Instruments

(1)           Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 386’791’145.70 durch Ausgabe von höchstens 47’929’510 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 8.07 je Aktie erhöht durch die Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Instrumenten eingeräumt wurden oder werden, einschliesslich Wandelanleihen.

(1)           The share capital of the Company shall be increased by an amount not exceeding CHF 386,791,145.70 through the issue of a maximum of 47,929,510 registered shares, payable in full, each with a nominal value of CHF 8.07 through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.

(2)           Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf neue Anleihensobligationen, Notes oder ähnliche Instrumente kann durch Beschluss des Verwaltungsrates zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen, oder von

(2)           Shareholders’ pre-emptive rights are excluded. Shareholders’ advance subscription rights with regard to the new bonds, notes or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, der Gesellschaft geplanten neuen Investitionen oder bei der Emission von Options- und Wandelanleihen über internationale Kapitalmärkte sowie im Rahmen von Privatplatzierungen. Werden die Vorwegszeichnungsrechte ausgeschlossen, müssen folgende Bedingungen eingehalten werden: (1) Die Instrumente müssen zu Marktkonditionen emittiert werden, (2) die Frist, innerhalb welcher die Options- und Wandelrechte ausgeübt werden können, darf ab Zeitpunkt der Emission des betreffenden Instruments bei Optionsrechten 10 Jahre und bei Wandelrechten 20 Jahre nicht überschreiten und (3) der Umwandlungs- oder Ausübungspreis für die neuen Aktien hat mindestens dem Marktpreis zum Zeitpunkt der Emission des betreffenden Instrumentes zu entsprechen.

or in order to issue convertible bonds and warrants on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period is not to exceed ten years from the date of issue for warrants and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued.

(3)           Der Erwerb von Namenaktien durch Ausübung von Wandel- und Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 8 der Statuten.

(3)           The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 6: Bedingtes Aktienkapital für Mitarbeiterbeteiligungen	Article 6: Conditional Share Capital for Employee Benefit Plans

(1)           Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 386,791,145.70 durch Ausgabe von höchstens 47’929’510 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 8.07 je Aktie erhöht durch die Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder ihrer Tochtergesellschaften sowie Beratern und Mitgliedern des Verwaltungsrates oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden.

(1)           The share capital of the Company shall be increased by an amount not exceeding CHF 386,791,145.70 through the issue of a maximum of 47,929,510 registered shares, payable in full, each with a nominal value of CHF 8.07, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, members of the Board of Directors, or other person providing services to the Company or a subsidiary.

(2)           Bezüglich dieser Aktien ist das Bezugsrecht der Aktionäre ausgeschlossen. Neue Aktien dieser Art können unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Konditionen, inklusive den Ausgabepreis der Aktien.

(2)           Shareholders’ pre-emptive rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

(3)           Der Erwerb von Namenaktien im Zusammenhang mit Mitarbeiterbeteiligungen sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Art. 8 der Statuten.

(3)           The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.

Artikel 7: Aktienzertifikate	Article 7: Share Certificates

(1)           Ein Aktionär kann von der Gesellschaft jederzeit die Bescheinigung über die Anzahl der von ihm gehaltenen Aktien verlangen. Der Aktionär ist jedoch nicht berechtigt zu verlangen, dass die Aktienzertifikate gedruckt und ausgeliefert werden.

(1)           A shareholder may at any time request an attestation of the number of shares held by it. The shareholder is not entitled, however, to request that certificates representing the shares be printed and delivered.

(2)           Nicht verurkundete Namenaktien einschliesslich der daraus entspringenden Rechte können nur durch Zession übertragen werden. Die Zession bedarf zur Gültigkeit der Anzeige an die Gesellschaft. Die Berechtigung an den Zertifikaten der übertragenen Aktien wird durch rechtsgültige Zession übertragen und bedarf keiner Zustimmung seitens der Gesellschaft. Die Bank, welche abgetretene Namenaktien für die Aktionäre verwaltet, kann von der Gesellschaft über die erfolgte Zession benachrichtigt werden.

(2)           Registered shares not physically represented by certificates and the rights arising there from can only be transferred by assignment. Such assignment shall not be valid unless notice is given to the Company. Title to the certificate of the transferred share is passed on to the transferee through legal and valid assignment and does not need the explicit consent of the Company. The bank which handles the book entries of the assigned registered shares on behalf of the shareholders may be notified by the Company of the assignment.

(3)           Nicht verurkundete Namenaktien sowie die daraus entspringenden Vermögensrechte können ausschliesslich zugunsten der Bank, welche die Aktien im Auftrag des betreffenden Aktionärs verwaltet, verpfändet werden. Die Verpfändung bedarf eines schriftlichen Pfandvertrages. Eine Benachrichtigung der Gesellschaft ist nicht erforderlich.

(3)           Registered shares not physically represented by certificates and the financial rights arising from these shares may only be pledged to the bank handling the book entries of such shares for the shareholder. The pledge must be made by means of a written pledge agreement. Notice to the Company is not required.

Artikel 8: Aktienregister, Ausübungen von Rechten, Eintragungsbeschränkungen, Nominees	Article 8: Share Register, Exercise of Rights, Restrictions on Registration, Nominees

(1)           Die Gesellschaft führt selbst oder über Dritte ein Aktienbuch, welches Nachnamen, Vornamen, Adresse und Bürgerrecht (bei juristischen Personen den Firmennamen und den Sitz) der Eigentümer und Nutzniesser sowie der Nominees enthält. Ins Aktienbuch eingetragene Personen haben dem Führer des Aktienbuches Adressänderungen zu melden. Solange solche Meldungen ausbleiben, werden schriftliche Mitteilungen an die im Aktienbuch eingetragene Adresse als gültig zugestellt erachtet.

(1)           The Company shall maintain, itself or through a third party, a share register that lists the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the holders and usufructuaries of the shares as well as the nominees. A person recorded in the share register shall notify the share registrar of any change in address. Until such notification has occurred, all written communication from the Company to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register.

(2)           Ein Erwerber von Aktien wird unter der Voraussetzung, dass er ausdrücklich erklärt, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben, auf Anfrage hin als Aktionär mit Stimmrecht in das Aktienbuch aufgenommen; zudem kann der Verwaltungsrat Nominees, die Aktien in eigenem Namen aber auf Rechnung Dritter halten, als eingetragene Aktionäre in das Aktienbuch aufnehmen. Wirtschaftliche Eigentümer, die Aktien über Nominees halten, üben die Aktionärsrechte über diese Nominees aus.

(2)           An acquirer of shares shall be recorded upon request in the share register as a shareholder with voting rights; provided, however, that any such acquirer expressly declares to have acquired the shares in its own name and for its own account, save that the Board of Directors may record nominees who hold shares in their own name, but for the account of third parties, as shareholders of record in the share register of the Company. Beneficial owners of shares who hold shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.

(3)           Beruht die Eintragung ins Aktienregister auf falschen oder irreführenden Angaben, so kann der Verwaltungsrat nach Anhörung des betreffenden eingetragenen Aktionärs die Eintragung als Aktionär mit Stimmrecht rückwirkend auf das Datum der Eintragung streichen. In diesem Fall wird der betroffene Aktionär umgehend über die Streichung informiert.

(3)           After hearing the registered shareholder concerned, the Board of Directors may cancel the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect as of the date of registration, if such registration was made based on false or misleading information. The relevant shareholder shall be informed promptly of the cancellation.

(4)           Eine natürliche oder juristische Person wird in dem Umfang nicht als Aktionärin mit Stimmrecht im Aktienbuch eingetragen, in welchem die von ihr direkt oder indirekt, formell, zurechenbar oder wirtschaftlich gehaltene (im Sinne des nachfolgenden Artikels der Statuten) oder sonst wie kontrollierte Beteiligung (“Kontrollierte Beteiligungen”) 15% oder mehr des im Handelsregister eingetragenen Kapitals beträgt. Dabei gelten Personen, die durch Absprache, Kapital, Stimmkraft, Syndikat oder auf andere Weise miteinander verbunden sind, als eine Person. Im Umfang, in welchem eine derartige Beteiligung 15% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

(4)           No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in the next paragraph below) or otherwise control voting rights (“Controlled Shares”) with respect to 15% or more of the registered share capital recorded in the Commercial Register. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 15% shall be entered in the share register as shares without voting rights.

(5) Als “Kontrollierte Beteiligungen” bezüglich jeder natürlichen oder juristischen Person im Sinne dieses Artikels 8 gelten:	(5) For the purposes of this Article 8, “Controlled Shares” in reference to any individual or entity means:

(a) alle Aktien der Gesellschaft, welche direkt oder indirekt von einer natürlichen oder juristischen Person gehalten werden, wobei:	(a) all shares of the Company directly, indirectly or constructively owned by such individual or entity; provided that

(i) Aktien, welche direkt oder indirekt oder	(i) shares owned, directly or indirectly, by or

zurechenbar von einer Personengesellschaft, von einem Trust oder einer anderwärtigen Vermögensmasse (z.B. Nachlass) gehalten werden, anteilsmässig auf die hinter diesen Strukturen stehenden Partner oder wirtschaftlich Berechtigten angerechnet werden; und for a partnership, or trust or estate will be considered as being owned proportionately by its partners, or beneficiaries; and

(ii)     Aktien, welche direkt oder indirekt von einer Kapitalgesellschaft gehalten werden, als anteilsmässig von den Aktionären solcher Gesellschaften, welche ihrerseits mehr als 50% der ausgegebenen stimmberechtigten Aktien ebensolcher halten, gehalten gelten; und

(ii)     shares owned, directly or indirectly, by or for a corporation will be considered as being owned proportionately by any shareholder owning 50% or more of the outstanding voting shares of such corporation; and

(iii) Aktien, welche durch die Ausübung von Wandel-, Options- oder ähnlichen Rechten entstehen können, als vom Inhaber des entsprechenden Rechts gehalten gelten; und	(iii) shares subject to options, warrants or other similar rights shall be deemed to be owned; and

(b) alle Aktien der Gesellschaft, welche direkt oder indirekt von einer natürlichen oder juristischen Person als wirtschaftlich Berechtigte gehalten werden, wobei als solche jede Person gilt, die:	(b) all shares of the Company directly, indirectly beneficially owned by such individual or entity; provided that

(i) direkt oder indirekt durch jede Art von Vertrag, Vereinbarung, anderwärtige Rechtsbeziehung oder sonst wie alleine oder zusammen mit anderen derartigen Personen über folgendes verfügt:

(i)      a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise alone or together with other such persons has or shares:

(1.) Einfluss auf das Stimmrecht der betreffenden Aktien, sei dies direkt oder	(1) voting power which includes the power to vote, or to direct the voting of, such security; and/or indirekt; und/oder

(2.) Einfluss auf die Verfügungsberechtigung an den betreffenden Aktien, sei dies direkt oder indirekt.	(2) investment power which includes the power to dispose, or to direct the disposition of, such security.

(ii)     direkt oder indirekt Trusts, Vollmachten, übrige Vertretungsberechtigungen, Pooling-Verträge, oder sonstige vertragliche Abreden errichtet oder benutzt in der Absicht, ihre wirtschaftliche Berechtigung an den Aktien zu überdecken, um die einschlägigen Bestimmungen dieser Statuten über die als kontrolliert geltenden Aktien zu umgehen;

(ii)     Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association shall be deemed to be the beneficial owner of such shares.

(iii)    die das Recht hat, innerhalb von 60 Tagen die wirtschaftliche Berechtigung an Aktien zu erwerben, insbesondere, jedoch nicht abschliessend durch: (A) Ausübung von Wandel-, Options-, oder sonstigen Rechten; (B) durch die Umwandlung eines Wertpapiers; (C) infolge des Rechts, einen Trust oder ein Treuhandverhältnis oder eine ähnliche Vereinbarung aufzuheben, oder (D) infolge einer automatischen Beendigung eines Trust, Treuhandverhältnisses oder einer ähnlichen Vereinbarung.

(iii)    A person shall be deemed to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of such shares within 60 days, including but not limited to any right acquired: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

Die 15% Limite gilt auch bei der Zeichnung oder dem Erwerb von Aktien, welche mittels Ausübung von Options-oder	The limit of 15% of the registered share capital also applies to the subscription for, or acquisition of,

Wandelrechten aus Namen- oder Inhaberpapieren oder sonstigen von der Gesellschaft oder Dritten ausgestellten Wertpapieren oder welche mittels Ausübung von erworbenen Bezugsrechten aus Namen- oder Inhaberaktien gezeichnet oder erworben werden. Im Umfang, in welchem eine daraus resultierende Beteiligung 15% oder mehr des Aktienkapitals beträgt, werden die entsprechenden Aktien ohne Stimmrecht ins Aktienbuch eingetragen.

registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased preemptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 15% shall be entered in the share register as shares without voting rights.

Der Verwaltungsrat kann in besonderen Fällen Ausnahmen von oben genannten Beschränkungen (Artikel 8, Absatz 4 und 5) genehmigen. Sodann kann der Verwaltungsrat nach Anhörung der betroffenen Personen deren Eintragungen im Aktienbuch als Aktionäre rückwirkend streichen, wenn diese durch falsche Angaben zustande gekommen sind.

The Board of Directors may in special cases approve exceptions to the above regulations (Article 8 para. 4 and 5). The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information.

Artikel 9: Befugnisse	Article 9: Authorities

Die Generalversammlung ist das oberste Organ der Gesellschaft. Sie hat die folgenden unübertragbaren Befugnisse:	The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

(1) die Festsetzung und Änderung der Statuten;	(1) To adopt and amend the Articles of Association;

(2) die Wahl und Abwahl der Mitglieder des Verwaltungsrates und der Revisionsstelle;	(2) to elect and remove the members of the Board of Directors and the Auditors;

(3) die Genehmigung des Jahresberichtes, der Jahresrechnung und der Konzernrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;

(3)           to approve the statutorily required annual report, the annual accounts and the consolidated financial statements as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

(4) die Entlastung der Mitglieder des Verwaltungsrates;	(4) to grant discharge to the members of the Board of Directors;

(5) die Ausschüttung der ganzen oder eines Teils der verfügbaren Reserven als Dividende an die Aktionäre;	(5) to distribute all or any part of any amount from the available reserves as a dividend to its shareholders;

(6) die Beschlussfassung über die Rückzahlung von Kapital (Kapitalherabsetzung durch Nennwertreduktion); und	(6) to resolve on any return of capital (capital reduction of par value); and

(7) die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder welche ihr vom Verwaltungsrat vorgelegt werden.	(7) to pass resolutions regarding items which are reserved to the General Meeting by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 10: Generalversammlungen sowie deren Einberufung	Article 10: General Meetings and Convening the General Meeting

(1)           Die ordentliche Generalversammlung findet alljährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort, welcher im In- oder Ausland sein kann, werden durch den Verwaltungsrat bestimmt.

(1)           The ordinary General Meeting of Shareholders shall be held annually within six months after the close of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

(2)           Ausserordentliche Generalversammlungen finden statt, wenn es die Generalversammlung, die Revisionsstelle oder der Verwaltungsrat für notwendig erachten. Ausserdem müssen ausserordentliche Generalversammlungen einberufen werden, wenn stimmberechtigte Aktionäre, welche zusammen mindestens 10 % des Aktienkapitals vertreten, es verlangen und (a) (1) ein von allen betreffenden Aktionären unterzeichnetes Gesuch mit den Traktanden und (2) den entsprechenden Anträgen einreichen, (3) mit dem Aktienbuch den Beweis für den erforderlichen Aktienanteil erbringen,

(2)           Special General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 10% of the share capital and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be

sowie (b) weitere Informationen einreichen, die gemäss den Bestimmungen des Staates, in welchem die Aktien der Gesellschaft primär kotiert sind für ein Proxy Statement erforderlich sind.	included in a proxy statement pursuant to the rules of the country where the Company’s shares are primarily listed.

Artikel 11: Einladung zur Generalversammlung	Article 11: Notice of Shareholders’ Meetings

(1)           Die Einladung zur Generalversammlung erfolgt mindestens 20 und höchstens 60 Kalendertage vor dem Datum der Generalversammlung durch den Verwaltungsrat oder, wenn nötig, durch die Revisionsstelle. Die Einladung erfolgt durch einmalige Publikation im offiziellen Publikationsorgan der Gesellschaft gemäss Artikel 30 dieser Statuten. Die Frist gilt als eingehalten, wenn die Einberufung im offiziellen Publikationsorgan publiziert worden ist, der Tag der Publikation wird nicht in die Frist eingerechnet. Im Aktienbuch eingetragene Aktionäre können mit normaler Post zur Generalversammlung einberufen werden.

(1)           Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, not earlier than sixty and not later than twenty calendar days prior to the date of the General Meeting of Shareholders. Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to Article 30 of these Articles of Association. The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication is not to be included for purposes of computing the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail.

(2)           In der Einladung zur Generalversammlung werden die Traktanden und die Anträge des Verwaltungsrates sowie desjenigen Aktionärs/derjenigen Aktionäre bekannt gegeben, welche/r die Traktandierung oder die Durchführung einer Generalversammlung verlangt hat/haben, und, falls Wahlen traktandiert sind, den/die Namen des/der Kandidaten, der/die zur Wahl stehen.

(2)           The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

Artikel 12: Traktanden	Article 12: Agenda

(1) Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	(1) The Board of Directors shall state the matters on the agenda.

(2)           Aktionäre können die Traktandierung eines Verhandlungsgegenstandes an der ordentlichen Generalversammlung verlangen. Das Begehren um Traktandierung eines Verhandlungsgegenstandes hat mindestens 120 Kalendertage vor Ablauf eines Jahres seit die Gesellschaft die ordentliche Generalversammlung des Vorjahres einberufen hat schriftlich unter Angabe des Verhandlungsgegenstandes am Sitz der Gesellschaft einzugehen. Falls jedoch im Vorjahr keine ordentliche Generalversammlung stattgefunden hatte oder falls das Datum der ordentlichen Generalversammlung um mehr als 30 Kalendertage gegenüber dem in der Einberufung zur Generalversammlung des Vorjahres vorgesehenen Datum verschoben wurde, müssen Anträge auf Traktandierung eines Verhandlungsgegenstandes am späteren (i) 150 Kalendertagen vor dem geplanten Datum der Generalversammlung oder (ii) innert 10 Tagen nach der ersten öffentlichen Bekanntgabe des Datums der geplanten Generalversammlung oder dessen Mitteilung an die Aktionäre

(2)           Any shareholder may request that an item be included on the agenda of a General Meeting of Shareholders. A request for inclusion of an item on the agenda must be requested in writing delivered to or mailed and received at the registered office of the Company at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual General Meeting of Shareholders. However, if no annual General Meeting of Shareholders was held in the previous year or if the date of the annual General Meeting of Shareholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, request for inclusion of an item on the agenda must be requested not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual general meeting or (ii) the date which is ten calendar days after the date of the first public announcement or eingehen. Um für eine ausserordentliche Generalversammlung Anträge rechtzeitig einzureichen, müssen diese am späteren von (i) 120 Kalendertage vor dem Datum der ausserordentlichen Generalversammlung oder (ii) innert 10 Tagen nach der ersten öffentlichen Bekanntgabe des Datums der geplanten ausserordentlichen Generalversammlung oder dessen Mitteilung an die Aktionäre schriftlich am Sitz der Gesellschaft eingehen.

other notification to the shareholders of the date of the contemplated annual general meeting. To be timely for a special general meeting, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the registered office of the Company not fewer than the later of (i) 120 calendar days before the date of the special General Meeting of Shareholders or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated special General Meeting of Shareholders.

(3)           Anträge auf Traktandierung eines Verhandlungsgegenstandes müssen enthalten (i) eine kurze Beschreibung der Geschäfte, die der Generalversammlung vorgelegt werden sollen und die Gründe dafür, dass die Generalversammlung diese Geschäfte behandeln soll; (ii) Name und Adresse des das Geschäft vorschlagenden Aktionärs wie sie im Aktienbuch der Gesellschaft erscheinen; (iii) die Anzahl Aktien die der betreffende Aktionär hält; (iv) die Daten, wann der Aktionär die Aktien erworben hatte; (v) die erforderlichen Unterlagen, um wirtschaftliche Eigentümer offen zu legen; (iv) wesentliche Interessen des betreffenden Aktionärs im vorgelegten Geschäft; und (vii) eine Stellungnahme für den Antrag und, für Anträge, welche in der Einberufung zur Generalversammlung aufgenommen werden sollen, weitere Informationen welche in der Securities and Exchange Commission Rule “14a-8” verlangt werden.

(3)           Each request submitted by a shareholder for inclusion of an item on the agenda must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company’s register of shareholders, of the shareholder proposing such business; (iii) the number of shares of the Company which are legally and beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; and (vii) a statement in support of the matter and, for proposals sought to be included in the Company’s proxy statement, any other information required by Securities and Exchange Commission Rule “14a-8”.

(4) Zusätzlich müssen Aktionäre, wenn sie die Absicht haben, Vollmachten der Aktionäre der Gesellschaft einzuholen, die	(4) In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such

Gesellschaft entsprechend der Securities and Exchange Commission Rule “14a-4” und/oder “14a-8” über ihre Absicht informieren.	shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule “14a-4” and/or Rule “14a-8”.

(5)           Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, können an der ordentlichen Generalversammlung keine Beschlüsse gefasst werden. Anträge an der ordentlichen Generalversammlung, die (i) auf Einberufung einer ausserordentlichen Generalversammlung oder (ii) auf Einleitung einer Sonderprüfung gemäss Art. 697a OR lauten, müssen nicht wie oben beschrieben gehörig angekündigt werden.

(5)           No resolution may be passed at a General Meeting of Shareholders concerning an agenda item in relation to which due notice was not given. Proposals made during a General Meeting of Shareholders to (i) convene a special General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations are not subject to the due notice requirement set forth herein.

(6)           Nicht im Voraus angekündigt werden müssen Anträge, die Verhandlungsgegenstände betreffen, welche im Zusammenhang mit traktandierten Verhandlungsgegenständen stehen, oder über die kein Beschluss gefasst werden soll.

(6) No prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

Artikel 13: Vorsitz, Protokoll	Article 13: Chair, Minutes

(1)           Den Vorsitz in der Generalversammlung führt der Präsident des Verwaltungsrates, bei dessen Abwesenheit ein anderes vom Verwaltungsrat bezeichnetes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung für den betreffenden Tag bezeichneter Vorsitzender.

(1)           The General Meeting shall be chaired by the Chairman, or, in his absence, by another member of the Board of Directors designated by the Board of Directors, or by another Chairman elected for that day by the General Meeting.

(2) Der Vorsitzende der Generalversammlung hat die für die Sicherstellung der ordnungsgemässen Durchführung einer Generalversammlung notwendigen Kompetenzen.	(2) The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

(3) Der Vorsitzende bezeichnet einen Protokollführer sowie die Stimmzähler, welche keine Aktionäre sein müssen.	(3) The Chairman designates a Secretary for the minutes as well as the scrutinizers who need not be shareholders.

(4) Der Verwaltungsrat ist verantwortlich für die Protokollführung. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.	(4) The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman and by the Secretary.

Artikel 14: Recht zur Teilnahme und Vertretung	Article 14: Right to Participation and Representation

(1)           Jeder im Aktienbuch eingetragene Aktionär ist zur Teilnahme an der Generalversammlung sowie an allen dort abgehaltenen Abstimmungen und Wahlen berechtigt. Die Aktionäre dürfen sich durch Bevollmächtigte, die keine Aktionäre sein müssen, vertreten lassen. Der Verwaltungsrat erlässt eine Verfahrensordnung, welche die Einzelheiten des Rechtes zur Teilnahme und Vertretung an der Generalversammlung regelt.

(1)           Each shareholder recorded in the share register is entitled to participate at the General Meeting of Shareholders and in any vote taken. The shareholders may be represented by proxies who need not be shareholders. The Board of Directors shall issue the particulars of the right to representation and participation at the General Meeting of Shareholders in procedural rules.

(2)           Zur Bestimmung der Aktionäre welche zu einer Generalversammlung einzuladen und dort stimmberechtigt sind, kann der Verwaltungsrat einen Stichtag festlegen, welcher nicht früher als 10 Tage vor dem Datum der Generalversammlung sein soll. Die Bestimmung der Aktionäre, welche zur Generalversammlung einzuladen und dort stimmberechtigt sind, ist auch auf die Anzeige von Verschiebungen oder Aufhebungen der Versammlung anwendbar.

(2)           In order that the Company may determine the shareholders entitled to notice of or to vote at any general meeting of shareholders, the Board of Directors may fix a record date, which record date shall not be more than ten days before the date of such meeting. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment or postponement of the meeting.

Artikel 15: Stimmrecht	Article 15: Voting Rights

Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht steht unter	Each Share shall convey the right to one vote. The right to vote is subject to the conditions of Articles 8 of these Articles of

dem Vorbehalt der Einschränkungen gemäss Artikel 8 dieser Statuten.	Association.

Artikel 16: Beschlüsse und Wahlen	Article 16: Resolutions and Elections

(1)           Sofern das Gesetz oder diese Statuten nichts anderes vorsehen, fasst die Generalversammlung ihre Beschlüsse mit der relativen Mehrheit der an der Generalversammlung vertretenen Aktienstimmen (wobei Enthaltungen, nicht stimmende Vertreter sowie leere oder ungültige Wahlzettel bei der Stimmenauszählung nicht berücksichtigt werden).

(1)           Unless otherwise required by law or these Articles of Association, the General Meeting of Shareholders shall take resolutions upon a relative majority of the votes cast at the General Meeting of Shareholders (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority).

(2)           Die Generalversammlung wählt die Mitglieder des Verwaltungsrates mit absoluter Stimmenmehrheit. Absolute Stimmenmehrheit bedeutet die Hälfte plus eine Stimme der an der Generalversammlung vertretenen Stimmen (wobei Enthaltungen, nicht stimmende Vetreter sowie leere oder ungültige Stimmen für die Bestimmung der Anzahl der vertretenen Stimmen berücksichtigt werden).

(2)           The General Meeting of Shareholders shall conduct elections upon an absolute majority of the votes cast at the General Meeting of Shareholders. Absolute majority means half plus one votes cast at the General Meeting of Shareholders (whereby valid votes cast including blank votes and abstentions shall be included for purposes of establishing the number of votes cast).

(3)           Wahlen und Abstimmungen werden durch Handaufheben entschieden, sofern nicht die Generalversammlung oder deren Vorsitzender eine schriftliche Wahl oder Abstimmung anordnet. Der Vorsitzende kann Wahlen oder Abstimmungen auch mit Hilfe eines elektronischen Systems abhalten lassen. Wahlen und Abstimmungen mit Hilfe eines elektronischen Systems sind den schriftlichen Wahlen und Abstimmungen gleichgestellt.

(3)           Resolutions and elections shall be decided by a show of hands, unless a written ballot is resolved by the General Meeting of Shareholders or is ordered by the acting chair of the General Meeting of Shareholders. The acting chair may also hold resolutions and elections by use of an electronic voting system. Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

(4) Der Vorsitzende der Generalversammlung kann jederzeit eine Wahl oder Abstimmung durch Handaufheben schriftlich oder mit Hilfe eines elektronischen Systems wiederholen lassen,	(4) The chair of the General Meeting of Shareholders may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or

wenn er am Resultat der Wahl oder Abstimmung zweifelt. In diesem Fall wird die zuvor durch Handaufheben durchgeführte Wahl oder Abstimmung so behandelt als hätte sie nicht stattgefunden.	electronic ballot if he considers the vote to be in doubt. The resolution or election previously held by a show of hands shall then be deemed to not have taken place.

Artikel 17: Beschlussquoren	Article 17: Quorums

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Stimmen und die absolute Mehrheit der vertretenden Aktiennennwerte auf sich vereinigt, ist erforderlich für:	A resolution of the General Meeting passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:

(1) die in Art. 704 Abs. 1 OR aufgeführten Geschäfte, d.h. für:	(1) The cases listed in art. 704 para. 1 Code of Obligations, i.e.:

(a) die Änderung des Gesellschaftszwecks;	(a) the change of the company purpose;

(b) die Einführung von Stimmrechtsaktien;	(b) the creation of shares with privileged voting rights;

(c) die Beschränkung der Übertragbarkeit von Namenaktien;	(c) the restriction of the transferability of registered shares;

(d) eine genehmigte oder bedingte Kapitalerhöhung;	(d) an increase of capital, authorized or subject to a condition;

(e) die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	(e) an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

(f) die Einschränkung der Aufhebung der Bezugsrechts;	(f) the limitation or withdrawal of pre-emptive rights;

(g) die Verlegung des Sitzes der Gesellschaft;	(g) the change of the domicile of the Company; and

(h) die Liquidation der Gesellschaft.	(h) the liquidation of the Company.

(2) Fusion, Spaltung und Umwandlung der Gesellschaft (zwingende gesetzliche Bestimmungen vorbehalten);	(2) the merger, de-merger or conversion of the Company (subject to mandatory law).

(3) die Milderung oder Streichung von Übertragunsbeschränkungen in Bezug auf die Namenaktien;	(3) the alleviating or withdrawal of restrictions upon the transfer of registered shares;

(4) die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt;	(4) the conversion of registered shares into bearer shares and vice versa;

(5) die Änderung oder Streichung der Bestimmungen von Art. 8, 18, 19 und 23 der Statuten sowie diejenigen in Art. 17.	(5) the amendment or elimination of the provisions of Article 8, 18, 19 and 23 of the Articles of Association as well as those contained in this Article 17.

Artikel 18: Anwesenheitsquorum	Article 18: Presence Quorum

Damit die Generalversammlung beschlussfähig ist, ist erforderlich, dass die Hälfte plus eine aller stimmberechtigten Aktien vertreten sind (wobei Enthaltungen, nicht stimmende Händler sowie leere oder ungültige Stimmen für die Bestimmung der Anzahl der vertretenen Stimmen berücksichtigt werden).

All resolutions and elections made by the Shareholders’ Meeting require the presence of half plus one of all shares entitled to vote (whereby abstentions, broker nonvotes, blank or invalid ballots shall be regarded as present for purposes of establishing a quorum of shareholders).

Artikel 19: Anzahl der Verwaltungsräte	Article 19: Number of Directors

Der Verwaltungsrat besteht aus wenigstens zwei und höchstens 13 Mitgliedern.	The Board of Directors shall consist of no less than two and no more than 13 members.

Artikel 20: Amtszeit	Article 20: Term of Office

(1)           Die Amtsdauer eines Verwaltungsrates beträgt ein Jahr, vorbehalten bleiben Tod, Demission, oder Abwahl aus dem Amt. Die Amtsdauer beginnt am Tag der Wahl und dauert bis zur nächsten ordentlichen Generalversammlung nach der Wahl.

(1)           The term of office of the members of the Board of Directors shall be one year, subject, however, to prior death, resignation, retirement, or removal from office. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting of Shareholders following their election.

(2)           Wenn ein Verwaltungsrat vor Ablauf seiner Amtszeit aus irgendwelchen Gründen ersetzt wird, läuft die Amtsdauer des neu hinzugewählten Mitgliedes mit der ordentlichen Amtsdauer seines Vorgängers ab.

(2)           If, before the expiration of his term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board of Directors shall expire at the end of the term of office of his predecessor.

Artikel 21: Organisation des Verwaltungsrates, Entschädigung	Article 21: Organization of the Board, Remuneration

(1) Der Verwaltungsrat konstituiert sich selber. Er wählt seinen Präsidenten sowie einen Vizepräsidenten. Er bezeichnet einen Sekretär der nicht dem Verwaltungsrat anzugehören braucht.	(1) The Board of Directors shall constitute itself. It appoints its Chairman, a Vice-Chairman and a Secretary who does not need to be a member of the Board of Directors.

(2)           Die Mitglieder des Verwaltungsrates werden gemäss den vom Verwaltungsrat von Zeit zu Zeit festgelegten Richtlinien entweder zusätzlich oder an Stelle der diesen Verwaltungsratsmitgliedern in Bezug auf jedwelche Führungsaufgabe oder Arbeitsverhältnisse zustehenden Entschädigung für ihre Tätigkeiten als Mitglieder des Verwaltungsrates entschädigt, soweit solche erbracht wurden. Jedes Verwaltungsratsmitglied erhält für wohl

(2)           Members of the Board of Directors shall be entitled to receive such fees for his or her services as a member of the Board of Directors, if any, as the Board of Directors may from time to time determine, either in addition to or in lieu of any compensation payable to that member of the Board of Directors in respect of any executive office or employment. Each member of the Board of Directors shall be paid or reimbursed for all expenses begründete, im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft oder im Zusammenhang mit ihren Pflichten angefallene Auslagen eine entsprechende Spesenentschädigung. Diese Statuten sollen kein Mitglied des Verwaltungsrates daran hindern, eine Funktion in der Gesellschaft inne zu haben und dafür eine Entschädigung zu erhalten.

properly and reasonably incurred by him or her in the conduct of the Company’s business or in the discharge of his or her duties. Nothing in these Articles of Association shall be construed to preclude any member of the Board of Directors from serving the Company in any other capacity or receiving compensation therefor.

(3)           Der Verwaltungsrat kann bestimmen, dass das ganze oder ein Teil des Honorars oder anderer Vergütungen, welche den Verwaltungsratsmitgliedern geschuldet sind in Form von Aktien an der Gesellschaft oder an Tochterunternehmen, in Optionen oder in Rechten, solche Aktien oder andere Wertpapiere zu erwerben, gemäss vom Verwaltungsrat festzulegenden Bedingungen ausbezahlt wird.

(3)           The Board of Directors may from time to time determine that all or part of any fees or other compensation payable to any member of the Board of Directors shall be provided in the form of shares in the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board of Directors may decide.

(4)           Der Verwaltungsrat kann ausserordentliche Honorare gewähren für Mitglieder des Verwaltungsrates, die für oder auf Ersuchen der Gesellschaft ausserordentliche Leistungen erbringen. Solche ausserordentliche Honorare können zusätzlich oder als Ersatz für das ordentliche Honorar ausbezahlt werden und werden als Pauschale oder als Honorar oder als Kommission auf Dividenden oder Gewinnen der Gesellschaft oder einer anderen Gesellschaft an der die Gesellschaft beteiligt ist, oder als Beteiligung von Einzelnen oder teilweiser Beteiligung von Mehreren oder in ähnlicher Art an solchen Gewinnen ausbezahlt.

(4)           The Board may grant special compensation to any member of the Board of Directors who, being called upon, shall perform any special or extra services for or at the request of the Company. Such special compensation may be made payable to such member of the Board of Directors in addition to or in substitution for his ordinary compensation (if any) as a member of the Board of Directors, and may be made payable by a lump sum or by way of salary, or commission on the dividends or profits of the Company or of any other company in which the Company is interested or other participation in any such profits or otherwise, or by any or all or partly by one and partly by another or other of those modes.

Artikel 22: Interessenkonflikte von Verwaltungsräten	Article 22: Interested Directors

(1)           Unter Berücksichtigung des anwendbaren Rechts hat ein Mitglied des Verwaltungsrats, welches (i) Partei eines Vertrags, einer Transaktion oder einer anderen Vereinbarung mit der Gesellschaft ist oder ein anderes Interesse an einem solchen Vertrag, einer solchen Transaktion oder anderen Vereinbarung hat, oder in welches die Gesellschaft ein anderweitiges Interesse hat, und (ii) die Position eines Verwaltungsrats oder eine andere Funktion bei einer anderen Gesellschaft innehat, zu dieser in einem Arbeitsverhältnis steht, oder Partei eines Vertrags, einer Transaktion oder einer anderen Vereinbarung mit dieser Gesellschaft ist, oder anderweitig an dieser oder einer anderen Person, welche von dieser Gesellschaft begünstigt wird oder an welcher die Gesellschaft Interessen hegt, die Mitglieder des Verwaltungsrats, welche keine derartigen Interessen haben, über derartige Verträge, Transaktionen und andere Vereinbarungen zu informieren und von diesen mit einem Mehrheitsbeschluss genehmigen zu lassen.

(1)           Subject to applicable law, a member of the Board of Directors who (i) may be a party to or otherwise interested in any contract, transaction or other arrangement with the Company, or in which the Company is otherwise interested, and (ii) may be a director or other officer of, or employed by, or a party to any contract, transaction or other arrangement with, or otherwise interested in, any company or other person promoted by the Company or in which the Company is interested, subject to declaring this interest and the approval and/or authorization of a majority of the disinterested members of the Board of Directors of such contract, transaction or other arrangement.

(2)           Unter Berücksichtigung des anwendbaren Rechts wird es als genügend angesehen, wenn die betreffende Information an den Verwaltungsrat betreffend jeglichen Vertrag, jegliche Transaktion oder Vereinbarung das Interesse des jeweiligen Mitglied des Verwaltungsrats darstellt, wobei dies bei erster Gelegenheit entweder (1) im Rahmen jener Verwaltungsratssitzung, an welcher die Frage ob die fraglichen Verträge, Transaktion oder Vereinbarungen getätigt werden sollen und in welcher das betreffende Mitglied des Verwaltungsrats Kenntnis über seinen allfälligen Interessenkonflikt erlangt oder in allen anderen Fällen an der ersten Verwaltungsratssitzung, nachdem das betreffende Mitglied Kenntnis von seinem bzw. ihrem allfälligen

(2)           Subject to applicable law, it shall be a sufficient declaration of interest in relation to any contract, transaction or arrangement if the member of the Board of Directors shall declare the nature of the interest of the member of the Board of Director at the first opportunity either (1) at a meeting of the Board of Directors at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the member of the Board of Directors knows this interest then exists, or in any other case, at the first meeting of the Board of Directors after learning that he or she is or has become so interested or (2) by providing a general notice to each of members of the

Interessenkonflikt hat oder haben wird, zu erfolgen hat, oder (2) durch Zustellung einer allgemeinen Mitteilung an sämtliche Mitglieder des Verwaltungsrats, in welcher das betroffene Mitglied des Verwaltungsrats darlegt, dass er bzw. sie eine Funktion innehat bei einer oder eine wesentliche Beteiligung an einer juristischen Person hat, die Partei an einem wesentlichen Vertrag oder an einem zukünftigen wesentlichen Vertrag mit der Gesellschaft ist, und dass er bzw. sie daher als an jeglicher Transaktion oder Vereinbarung mit jener juristischen oder natürlichen Person interessiert angesehen werden muss.

Board of Directors declaring that he or she is an officer of or has a material interest in a person that is a party to a material contract or proposed material contract with the Company and is to be regarded as interested in any transaction or arrangement made with that company or person.

(3)           Soweit ein Mitglied des Verwaltungsrats, wenn überhaupt notwendig, in Übereinstimmung mit diesen Statuten seine Interessen offen legt und eine Mehrheit der Mitglieder des Verwaltungsrats ohne entsprechende Interessen den betreffenden Vertrag, die Transaktion oder Vereinbarung befürworten und/oder genehmigen, wird ein Verwaltungsrat oder Angestellter der Gesellschaft von dieser nicht haftbar gemacht für jene Vorteile, die ihm bzw. ihr aufgrund seiner bzw. ihrer gemäss diesen Statuten erlaubten Funktion oder Anstellung zukommen oder welche ihm bzw. ihr aufgrund einer gemäss diesen Statuten erlaubten Transaktion oder Vereinbarung, an welcher er oder sie ein Interesse haben, zukommen; ein derartiger Vertrag, eine derartige Transaktion oder Vereinbarung wird aufgrund eines derartigen Interesses oder Vorteils nicht als ungültig oder als ungültig erklärbar angesehen.

(3)           So long as, when it is necessary, a member of the Board of Directors declares the nature of his or her interest in accordance with these Articles of Association, and a majority of the disinterested members of the Board of Directors approves and/or authorizes the contract, transaction or arrangement, a director or officer shall not by reason of his or her office be accountable to the Company for any benefit member of the Board of Directors derives from any office or employment to which these Articles of Association allow him or her to be appointed or from any transaction or arrangement in which these Articles of Association allow the member of the Board of Directors to be interested, and no such contract, transaction or arrangement shall be void or voidable on the ground of any such interest or benefit.

(4) Nach Darlegung seines oder ihres Interesses wird jedes Mitglied des Verwaltungsrats, ob mit oder ohne betreffendes Interesse, bei der Feststellung des Präsenzquorums	(4) Upon declaring their interest, common or interested members of the Board of Directors may be counted in determining the presence of a quorum and, subject to berücksichtigt und darf, unter Berücksichtigung der vorliegenden Statuten und des anwendbaren Rechts, an der Beschlussfassung der betreffenden Verwaltungsratssitzung oder des betreffenden Ausschusses, welche bzw. welches den Vertrag, die Transaktion oder die Vereinbarung genehmigt hat, teilnehmen.

these Articles of Association and applicable law, may vote at a meeting of the Board of Directors or a committee thereof which considered or authorized the contract, transaction or arrangement.

Artikel 23: Schadloshaltung	Article 23: Indemnification

(1)           Soweit es das anwendbare Recht zulässt, werden die gegenwärtigen und ehemaligen Mitglieder des Verwaltungsrates, die mit der Geschäftsführung befassten Personen sowie jede Person die auf Verlangen der Gesellschaft als Verwaltungsrat oder als eine mit der Geschäftsführung befasste Person tätig war (die “Versicherte Person”) schadlos gehalten für alle Ausgaben, inklusive Anwaltshonorare, Gerichtskosten, Bussen, und vergleichsweise bezahlte Summen im Zusammenhang mit drohenden, hängigen oder abgeschlossene Klagen, Prozessen oder Verfahren sowohl zivilrechtlicher, strafrechtlicher als auch verwaltungsrechtlicher Natur, in welchen die Versicherte Person Partei oder auf andere Weise involviert ist (“Verfahren”) weil sie eine Versicherte Person war oder ist. Diese Schadloshaltung gilt jedoch nur unter der Voraussetzung, dass die Haftung nicht (a) durch Betrug oder Unredlichkeit gegenüber der Gesellschaft oder (b) durch vorsätzliche oder grobfahrlässige Verletzung der Treuepflichten der Versicherten Person gegenüber der Gesellschaft herbeigeführt worden ist. Ungeachtet dessen ist dieser Absatz nicht auf Revisoren oder Spezialrevisoren der Gesellschaft anwendbar.

(1)           As far as is permissible under applicable law, the Company shall indemnify any current or former member of the Board of Directors, officer, or any person who is serving or has served at the request of the Company as a member of the Board of Directors or officer (each individually, a “Covered Person”), against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, (a “proceeding”) by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor in relation to the Company.

(2)           Bei drohenden, hängigen oder abgeschlossenen Klagen oder Verfahren der Gesellschaft oder im Namen der Gesellschaft hält die Gesellschaft die Versicherten Personen für Ausgaben für Anwaltshonorare, welche vernünftigerweise im Zusammenhang mit der Verteidigung oder vergleichsweisen Erledigung entstehen, schadlos, wobei jedoch keine Schadloshaltung stattfindet, wenn befunden wurde, die Versicherte Person habe betrügerisch oder in Verletzung ihrer Pflichten gegenüber der Gesellschaft gehandelt, oder bewusst, absichtlich, oder grobfahrlässig ihre Pflicht verletzt, sich ehrlich und nach Treu und Glauben für die Gesellschaft einzusetzen, ausser wenn ein Gericht, das eine solche Klage behandelt, auf Antrag bestimmt, dass es trotz festgestellter Haftung unter Betrachtung der gesamten Umstände des Falles als billig und vernünftig erscheint, dass die Versicherte Person schadlos gehalten wird, in dem Umfange wie es das Gericht als angemessen erachtet. Ungeachtet des vorstehenden Satzes ist dieser Absatz nicht auf Revisoren oder Spezialrevisoren der Gesellschaft anwendbar.

(2)           In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or willful or grossly negligent breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that a court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any person holding the office of auditor or special auditor in relation to the Company.

(3)           Eine Schadloshaltung gemäss diesem Artikel 23 kommt nur in Frage, wenn im Einzelfall entschieden wird, dass die Schadloshaltung angebracht ist, weil die Versicherte Person die in diesem Artikel 23 festgelegten Pflichten eingehalten hat. Eine solche Entscheidung betreffend Personen, die zu

(3)           Any indemnification under this Article 23 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the diesem Zeitpunkt Mitglieder des Verwaltungsrates oder leitende Angestellte sind, fällt (a) der Verwaltungsrat mit Stimmenmehrheit der nicht in das Verfahren involvierten Mitglieder, auch wenn das erforderliche Quorum nicht erfüllt ist; (b) ein Komitee von Verwaltungsräten mit Stimmenmehrheit, auch wenn das erforderliche Quorum nicht erfüllt ist; (c) wenn alle Verwaltungsratsmitglieder involviert sind oder wenn die nicht involvierten Verwaltungsratsmitglieder es bestimmen ein unabhängiger Rechtsberater durch eine schriftliches Rechtsgutachten; oder (d) die Generalversammlung. Solche Entscheide in Bezug auf andere Versicherte Personen trifft eine Person, welche berechtigt ist, im Namen der Gesellschaft zu handeln. Soweit jedoch eine Versicherte Person die geltend gemachten Ansprüche oder Klagen erfolgreich abwehrt, wird die Versicherte Person schadlos gehalten für Ausgaben (inklusive Anwaltskosten) welche vernünftigerweise in diesem Zusammenhang entstehen, ohne dass die Schadloshaltung im Einzelfall bewilligt werden muss.

applicable Standard of conduct set forth in this Article 23, as the case may be. Such determination shall be made, with respect to a Covered Person who is a member of the Board of Directors or officer at the time of such determination, (a) by a majority vote of the members of the Board of Directors who are not parties to such proceeding, even though less than a quorum; (b) by a committee of such members of the Board of Directors designated by a majority vote of such the Board of Directors, even though less than a quorum; (c) if there are no such member of the Board of Directors, or if such member of the Board of Directors so direct, by independent legal counsel in a written opinion; or (d) by the General Meeting of Shareholders. Such determination shall be made, with respect to any other Covered Person, by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

(4)           Soweit es das anwendbare Recht zulässt, werden Ausgaben, inklusive Anwaltskosten, welche im Zusammenhang mit der Verteidigung in Verfahren für die die Schadloshaltung gemäss diesem Artikel 23 gilt, entstehen, vor dem endgültigen Entscheid über dieses Verfahren gegen Quittung vorgeschossen, wobei die Versicherte Person die Zusage zu

(4)           As far as is permissible under applicable law, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article 23 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of Directors of an machen hat, den Betrag zurückzuzahlen, falls endgültig festgestellt wird, dass sie gemäss diesen Statuten nicht zur Schadloshaltung berechtigt ist.

undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company under these Articles of Association.

(5)           Obwohl die Gesellschaft den Grundsatz verfolgt, die in diesem Artikel 23 bezeichneten Personen soweit es das Gesetz zulässt schadlos zu halten, ist die Schadloshaltung gemäss diesem Artikel 23 nicht als exklusiv zu betrachten (a) gegenüber anderen Rechten, welche denjenigen, die Schadloshaltung oder Vorschüsse verlangen, gemäss diesen Statuten zustehen, Abmachungen, durch die Gesellschaft abgeschlossene Versicherungen, Entscheide der Aktionäre oder von unvoreingenommenen Mitgliedern des Verwaltungsrates, oder gemäss dem Entscheid (irgendwelcher Art) eines zuständigen Gerichts, oder auf andere Weise, beides in Bezug auf deren offizielle Funktion, und im Hinblick auf eine andere Funktion während der betreffenden Amtszeit, oder (b) gegenüber dem Recht der Gesellschaft, jede Person die Angestellte oder Beauftragte der Gesellschaft oder einer anderen Gesellschaft, Joint-Venture, Trust oder anderen Unternehmung war, für welche er oder sie auf Verlangen der Gesellschaft tätig war, im selben Umfang und in den selben Situationen und unter Vorbehalt der selben Entscheide wie die oben beschriebenen Versicherten Personen schadlos zu halten. Wie in Artikel 23 benutzt bedeuten Bezugnahmen auf die “Gesellschaft” alle Kooperationen betreffend Zusammenführung oder Fusion in welchen die Gesellschaft oder eine ihrer Vorgängerinnen involviert war. Die Schadloshaltung gemäss Artikel 23 gilt auch für Personen welche nicht mehr Verwaltungsräte, oder mit der Geschäftsführung betraute Personen sind und kommt auch

(5)           It being the policy of the Company that indemnification of the persons specified in this Article 23 shall be made to the fullest extent permitted by law, the indemnification provided by this Article 23 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles of Association, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested members of the Board of Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a Covered Person. As used in this Article 23, references to the “Company” include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article 23 shall continue as to a person who has

ihren Erben, Willensvollstreckern und Erbschaftsverwaltern zugute.	ceased to be a member of the Board of Directors or officer and shall inure to the benefit of their heirs, executors, and administrators.

Artikel 24: Oberleitung, Delegation	Article 24: Ultimate Direction, Delegation

(1)           Der Verwaltungsrat hat die Oberleitung der Gesellschaft sowie die Aufsicht über die Geschäftsleitung. Er vertritt die Gesellschaft gegenüber Dritten und kann in allen Angelegenheiten Beschluss fassen, welche nicht gemäss Gesetz, Statuten oder vom Verwaltungsrat erlassenen Reglementen einem anderen Organ zugewiesen sind.

(1)           The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or regulations issued by the Board of Directors.

(2)           Der Verwaltungsrat kann aus seiner Mitte Ausschüsse bestellen oder einzelne Mitglieder bestimmen, welche mit der Vorbereitung und/oder Ausführung seiner Beschlüsse oder der Überwachung bestimmter Geschäfte betraut sind.

(2) The Board of Directors may delegate preparation and/or implementation of its decisions and supervision of the business to committees or to individual members of the Board of Directors.

(3)           Mit Ausnahme der unübertragbaren Befugnisse kann der Verwaltungsrat die Geschäftsführung sowie die Vertretungsberechtigung ganz oder teilweise an einzelne Mitglieder, an einen Ausschuss oder an Dritte, welche keine Aktionäre zu sein brauchen, übertragen. Der Verwaltungsrat erlässt hierzu Reglemente und erstellt die erforderlichen rechtlichen Dokumente.

(3)           While reserving its non-transferable powers, the Board of Directors may further delegate the management of the business or parts thereof and representation of the Company to one or more persons, members of the Board of Directors or others who need not be shareholders. The Board of Directors shall record all such arrangements in a set of regulations for the Company and set up the necessary contractual framework.

(4) Das Organisationsreglement wird vom Verwaltungsrat festgelegt.	(4) The organizational regulations will be defined by the Board of Directors.

Artikel 25: Einzelne Befugnisse	Article 25: Duties

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Befugnisse:	The Board of Directors has the following non-transferable and inalienable duties:

(1) die Oberleitung der Gesellschaft und der Gruppe und die Erteilung der nötigen Weisungen;	(1) to ultimately manage and direct the Company and the Group and to issue the necessary directives;

(2) die Festlegung der Organisation und der Strategie;	(2) to determine the overall organization and strategy;

(3)           die Ausgestaltung des Rechnungswesens, namentlich die Bestimmung der anzuwendenden Rechnungslegungsprinzipien, die Strukturierung des Buchhaltungssystems, der Finanzkontrolle und der internen Revision sowie der Finanzplanung;

(3)           to organize the finances, in particular to determine the applicable accounting principles, the structuring of the accounting system, of the financial controls and of the internal audit as well as the financial planning;

(4) die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen;	(4) to appoint and remove the persons entrusted with the management and representation of the Company;

(5) die Erteilung der Zeichnungsberechtigungen;	(5) to grant signatory power;

(6) die Verifizierung der Qualifikationen der besonders befähigten unabhängigen Revisionsstelle der Gesellschaft;	(6) to verify the professional qualifications of the specially qualified independent auditors of the Company;

(7) die Oberaufsicht über die mit der Geschäftsführung und der Vertretung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und anderen Weisungen;

(7)           to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;

(8) die Erstellung des Geschäftsberichtes (einschliesslich Jahresrechnung) sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	(8) to prepare the business report (including the financial statements) as well as the General Meeting of Shareholders, and implement its resolutions;

(9) Beschlüsse betreffend Kapitalerhöhungen zu fassen, sofern diese in der Kompetenz des Verwaltungsrates	(9) to pass resolutions regarding increases in share capital, as far as they are within the competence of the Board of

liegen sowie die damit verbundenen Statutenänderungen zu beschliessen;	Directors as well as the adoption of capital increases and the amendments to the Articles of Association entailed therewith;

(10) der Generalversammlung Sanierungsmassnahmen vorzuschlagen, wenn die Hälfte des Aktienkapitals der Gesellschaft nicht mehr durch die Nettoaktiven gedeckt ist;	(10) to propose reorganization measures to the General Meeting of Shareholders if half the share capital is no longer covered by the Company’s net assets;

(11) die Benachrichtigung des Richters (Deponieren der Bilanz) im Falle der Überschuldung; und	(11) to notify the judge (filing for bankruptcy or related matters) in the case of over-indebtedness; and

(12) Die Gutheissung von Vereinbarungen bei Schweizerischen Fusionsgesetz erforderlich ist.	(12) to approve any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Swiss Merger Act.

Artikel 26: Verwaltungsratssitzungen	Article 26: Meetings of the Board of Directors

(1)           Sofern das Organisationsreglement nichts anderes bestimmt, ist als Anwesenheitsquorum für die Beschlussfähigkeit des Verwaltungsrates das absolute Mehr erforderlich. Kein Anwesenheitsquorum ist erforderlich für die Beschlüsse des Verwaltungsrates über die Bestätigung einer Kapitalerhöhung oder für die Ergänzung der Statuten im Zusammenhang mit einer Kapitalerhöhung.

(1)           Except as otherwise set forth in the organizational regulations of the Board of Directors, the attendance quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the whole Board of Directors. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.

(2)           Für Verwaltungsratsentscheide ist die Mehrheit der Stimmen der an der Verwaltungsratssitzung anwesenden Verwaltungsratsmitglieder massgebend, sofern das Anwesenheitsquorum gemäss Art. 25 Abs. 1 erfüllt ist. Der Präsident des Verwaltungsrates hat keinen Stichentscheid.

(2)           The Board of Directors shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of para. 1 of this Article 25 is satisfied. The Chairman shall have no casting vote.

Artikel 27: Geschäftsjahr und Buchhaltung	Article 27: Fiscal Year and Accounts

(1) Der Verwaltungsrat bestimmt das Geschäftsjahr.	(1) The Board of Directors determines the fiscal year.

(2)           Die Gesellschaft stellt sicher, dass die Buchhaltung entsprechend dem geltenden Recht geführt wird. Die Bücher werden am Sitz der Gesellschaft oder an einem anderen Ort den der Verwaltungsrat für geeignet erachtetet, geführt und können jederzeit von den Verwaltungsratsmitgliedern inspiziert werden.

(2)           The Company will ensure that proper records of accounts are kept in accordance with applicable law. The records of account shall be kept at the registered office of the Company or at such other place or places as the Board of Directors thinks fit, and shall at all times be open to inspection by the members of the Board of Directors.

(3) Kein Aktionär (der nicht zugleich leitender Mitarbeiter der Gesellschaft ist) hat das Recht, Buchhaltungsunterlagen oder die Bücher der Gesellschaft zu inspizieren, ausser das Gesetz	(3) No shareholder (other than an officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred verleiht ihm dieses Recht oder der Verwaltungsrat bewilligt es. Eine Kopie des Jahresberichtes (inclusive Jahresrechnung) welcher der Gesellschaft an der Generalversammlung vorgelegt werden sowie der Revisionsstellenbericht wird auf Verlangen jedem Aktionär zugeschickt.

by law or authorized by the Board of Directors. A copy of the annual report (including financial statements) which is to be laid before the Company in general meeting, together with the auditor’s report, shall upon request be sent to each shareholder.

Artikel 28: Amtsdauer, Befugnisse und Pflichten	Article 28: Term, Powers and Duties

(1) Die Revisionsstelle wird von der Generalversammlung gewählt. Rechte und Pflichten der Revisionsstelle bestimmen sich nach den gesetzlichen Vorschriften.	(1) The Auditors shall be elected by the General Meeting and shall have the powers and duties vested in them by law.

(2) Die Generalversammlung kann eine Spezialrevisionsstelle ernennen, welche die vom Gesetz bei Kapitalerhöhungen und Kapitalherabsetzungen verlangten Prüfungsbestätigungen abgibt.	(2) The General Meeting may appoint a special auditing firm entrusted with the examinations required by applicable law in connection with share capital increases or share capital reductions.

(3)           Die Amtsdauer der Revisionsstelle und (falls eingesetzt) der Spezialrevisionsstelle beträgt ein Jahr. Die Amtsdauer beginnt mit dem Tag der Wahl und endet mit der ersten darauf folgenden ordentlichen Generalversammlung.

(3)           The term of office of the Auditors and (if appointed) the special auditors shall be one year. The term of office shall commence on the day of election, and shall terminate on the first annual ordinary General Meeting of Shareholders following their election.

Artikel 29: Auflösung und Liquidation	Article 29: Dissolution and Liquidation

(1) Die Generalversammlung kann jederzeit in Übereinstimmung mit den gesetzlichen und statutarischen Bestimmungen die Auflösung und die Liquidation der Gesellschaft beschliessen.	(1) The General Meeting may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

(2) Die Liquidation wird durch den Verwaltungsrat besorgt, sofern sie nicht durch einen Beschluss der Generalversammlung anderen Personen übertragen wird.	(2) The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting has not entrusted the same to other persons.

(3) Die Liquidation ist gemäss Art. 742 ff. OR durchzuführen. Dabei können die Liquidatoren über das Vermögen der Gesellschaft (einschliesslich Immobilien) durch privaten Rechtsakt verfügen.

(3)           The liquidation of the Company shall take place in accordance with art. 742 et seq. of the Swiss Code of Obligations. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

(4) Das Vermögen der aufgelösten Gesellschaft wird nach Tilgung ihrer Schulden unter die Aktionäre nach Massgabe der einbezahlten Beträge verteilt.	(4) After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

Artikel 30: Mitteilungen und Bekanntmachungen	Article 30: Communications and Announcements

(1) Das Schweizerische Handelsamtsblatt ist das offizielle Publikationsorgan der Gesellschaft.	(1) The official means of publication of the Company shall be the “Schweizerisches Handelsamtsblatt”.

(2) Einladungen der Aktionäre sowie andere Bekanntmachungen der Gesellschaft erfolgen durch Publikation im “Schweizerischen Handelsamtsblatt”.	(2) Shareholder invitations and communications of the Company shall be published in the “Schweizerisches Handelsamtsblatt”.

Artikel 31: Sprache der Statuten	Article 31: Language of the Articles of Association

Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.	In the event of any deviations between the German version of these Articles of Association and any version in any other language, the German authentic text prevails.

Datum: 25. Mai 2009	Date: 25 May 2009